EXHIBIT 99.2

Contacts:	Gary J. Corrigan
(419) 535-4813
gary.corrigan@dana.com

DANA CORPORATION COMPLETES SALE OF AUTOMOTIVE AFTERMARKET BUSINESSES

TOLEDO, Ohio, November 30, 2004 – Dana Corporation (NYSE: DCN) announced today that it has completed the sale of its automotive aftermarket businesses to Affinia Group Inc., an affiliate of The Cypress Group, for approximately $1 billion, including roughly $950 million in cash and a seller’s note with a face value of $74.5 million.

“We are extremely pleased to bring this transaction to a positive conclusion,” said Dana Chairman and CEO Michael J. Burns. “The sale proceeds provide Dana with important strategic and financial flexibility. The sale also demonstrates our commitment to our core businesses and positions us to better leverage our core products and capabilities on the behalf of our global original equipment customers.”

“At the same time, we wish the people of the automotive aftermarket businesses the very best moving forward,” Mr. Burns added. “We believe the aftermarket team and their customers will be well served by their new association with The Cypress Group, which has expressed its dedication to growing this business and fully optimizing its opportunities moving forward.”

The sale encompassed 52 facilities employing approximately 13,000 people worldwide. Combined annual sales for these operations totaled approximately $2 billion in 2003. The transaction also involved several premier replacement product brands and a variety of under-vehicle components. The transaction did not include Dana’s distribution and marketing operations for its engine products, such as piston rings, gaskets, and engine bearings, which the company has retained as part of its Automotive Systems Group.

Credit Suisse First Boston LLC and Goldman, Sachs & Co. acted as financial advisers to Dana in connection with the transaction.

The Cypress Group is a New York based private equity group which manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. The Cypress website address is: www.cypressgp.com.

Dana Corporation is a global leader in the design, engineering, and manufacture of value-added products and systems for automotive, commercial, and off-highway vehicles. Delivering on a century of innovation, the company’s continuing operations employ approximately 45,000 people worldwide dedicated to advancing the science of mobility. Founded in 1904 and based in Toledo, Ohio, Dana operates technology, manufacturing, and customer-service facilities in 30 countries. Sales from continuing operations totaled $7.9 billion in 2003. The company’s Internet address is: www.dana.com.

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